Exhibit 99.1

DELTIC Timber Corporation	NEWS RELEASE	210 EAST ELM STREET El Dorado, AR 71730 NYSE: DEL

FOR RELEASE December 30, 2005	CONTACT:	Matthew Hegi Investor Relations (870) 881-6481	Clefton D. Vaughan Public Relations (870) 881-6407

Deltic Announces Extension of Sales Contract with RED Development, LLC and the Sale of an Adjacent Commercial Tract to Bank of the Ozarks

EL DORADO, AR — Deltic Timber Corporation (NYSE-DEL) announced today the extension of its sales contract with an affiliate of RED Development, LLC regarding the sale of a 48-acre, commercial land site located in Deltic’s Chenal Valley real estate development in Little Rock, Arkansas. The sale of the site had been anticipated to close during the fourth quarter of 2005; however, the sales contract has been extended and is now scheduled to close in 2006. RED Development, LLC intends to construct “The Promenade at Chenal”, an upscale, open-air, lifestyle shopping center. Deltic’s President and Chief Executive Officer, Ray C. Dillon, noted, “As we have said before, commercial real estate sales are inherently sporadic and unpredictable in nature. Extensions of this type are not uncommon. We plan to continue to assist RED Development, as best we can, regarding the project.” Deltic also announced today the sale of a 4.72-acre commercial tract located in Chenal Valley to Bank of the Ozarks. Mr. Dillon added, “We are pleased to have closed the sale of this tract, located at the northwest corner of Chenal Parkway and, soon to be extended, Rahling Road. This site is adjacent to the RED Development site. The sale of this 4.72-acre site adds further support for our outlook of strong future commercial sales activity within the area, based on the fundamental combination of continued residential growth within Chenal Valley and our sizeable inventory of premium commercial properties.”

Chenal Valley is an approximately 4,800-acre upscale, planned community, centered around two Robert Trent Jones, Jr. designed golf courses and consists of both residential and commercial property.

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual events could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.